Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A for MainStay Marketfield Fund of our report dated February 27, 2014, relating to the financial statements and financial highlights which appears in the December 31, 2013 Annual Report of MainStay Marketfield Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

PricewaterhouseCoopers LLP

New York, New York
April 24, 2014